Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Fourth Quarter and Year-End Results

January 29, 2010. Chicopee Bancorp, Inc. (the “Company”) (NASDAQ—CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three months and year ended December 31, 2009.

The Company reported a net loss of $136,000, or $0.02 loss per share for the three months ended December 31, 2009, compared to a net loss of $139,000, or $0.02 loss per share, for the corresponding period in 2008. In the fourth quarter of 2009, the Company reported a $338,000 increase in the provision for loan loss and a $254,000 increase in non-interest expense compared to the corresponding period in 2008. These increases were partially offset by an increase in net interest income of $341,000 and an increase of $242,000 in non-interest income, compared to the corresponding period in 2008. In the fourth quarter of 2009, the Company also recognized an additional tax expense of $200,000 to increase the deferred tax valuation allowance related to the Charitable Foundation contribution carry-forward.

For the year ended December 31, 2009, the Company reported a net loss of $1.6 million, or $0.28 loss per share, as compared to net income of $22,000, or $0.00 earnings per share for 2008. The net loss for the twelve months was directly attributed to the $3.5 million increase in non-interest expense, which includes a $1.4 million charge for other-than-temporarily impaired (“OTTI”) securities, a $492,000 increase in Federal Deposit Insurance Corporation (“FDIC”) insurance premiums, and increase in occupancy, salaries and benefits related to the two new branches established in 2009. The Company also reported an increase of $582,000 in the provision for loan loss for the year ended December 31, 2009. These increases were partially offset by increases in net interest income of $787,000 and an increase to non-interest income of $714,000, for 2009. In 2009, the Company also recognized an additional tax expense of $300,000 to increase the deferred tax valuation related to the Charitable Foundation contribution.

Total assets increased by $16.5 million, or 3.1%, from $527.7 million at December 31, 2008 to $544.2 million at December 31, 2009. The increase was the result of an $8.6 million, or 15.6% increase in investments, an $8.6 million, or 2.1%, increase in net loans and a $1.8 million increase in other assets. The increase in net loans was attributed to the $14.3 million, or 26.3%, increase in commercial and industrial loans, a $11.1 million, or 9.7%, increase in commercial real estate loans, offset by a $14.5 million, or 8.8%, decrease in one-to four-family residential loans from $164.8 million at December 31, 2008 to $150.3 million at December 31, 2009. The decrease in one- to four-family residential loans was primarily due to prepayments and refinancing activity attributed to the decline in interest rates to historically low levels. In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company sold $37.0 million fixed rate, low coupon residential real estate loans originated in 2009 to the secondary market. Servicing rights will continue to be retained on all loans written and sold in the secondary market. In addition, construction loans over the last twelve months, decreased $3.3 million, or 8.0%, from $41.6 million to $38.3 million.

The increase in other assets of $1.8 million was primarily due to the required three year prepayment of FDIC assessments of $1.9 million at December 30, 2009. In November 2009, the Federal Deposit Insurance Corporation adopted a rule requiring insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012 on December 30, 2009. The prepayment is treated as a non-earning asset, which has no effect on net income, and does not impact the Bank’s capital position.

As of December 31, 2009, the Company serviced $71.4 million in loans sold to the secondary market compared to $45.5 million at December 31, 2008. This increase was a result of a substantial increase in one- to four-family loans originated and sold in the secondary market. These loans continue to generate fee income for the Company.

Financial highlights include:

•

The investment securities portfolio, including both held-to-maturity and available-for-sale securities, increased by $8.6 million, or 15.6%, to $63.5 million as of December 31, 2009 compared to $54.9 million at December 31, 2008. The increase in held-to-maturity category was primarily due to the purchase of an $8.3 million tax-exempt bond in the fourth quarter of 2009, offset by the decrease in available-for-sale category of $4.8 million, was due to the liquidation of the equity portfolio managed by third parties in order to reduce the Company’s risk in the equities markets. The Company expects to continue to hold the remaining equity portfolio which is managed directly by the Company.

•

Total deposits increased by $30.7 million, or 9.2%, to $365.5 million at December 31, 2009 compared to $334.8 million at December 31, 2008. Money market accounts increased by $7.7 million, or 16.2%, to $55.3 million, certificates of deposits increased by $5.4 million, or 2.7%, to $206.2 million and NOW/demand deposit accounts increased by $15.6 million, or 34.2%, to $61.0 million. The increase is deposit balances was a result of successful sales effort throughout the year.

•

Loan loss provision for the three months ended December 31, 2009, increased by $338,000 compared to the same period in 2008. For the twelve months ended December 31, 2009, the provision of $897,000 increased by $582,000 compared to the same period in 2008. Factors contributing to the increase in the loan loss provision include the growth in the commercial portfolio, which carries higher risk and requires higher reserves, as well as the continued weakening of the local and national economy . While the Company has not recorded a significant loan loss during these challenging times, economic conditions dictate that we continue making prudent additions to the loan loss provision.

•

The allowance for loan losses was $4.1 million, or 0.95%, of total loans at December 31, 2009, compared to $3.3 million, or 0.79%, of total loans, at December 31, 2008. The allowance for loan loss as a percentage of non-performing loans was 84.17% at December 31, 2009 and 114.3% at December 31, 2008. As of December 31, 2009, asset quality remained favorable as reflected in the ratio of non-performing loans to total loans of 1.13% and non-performing assets to total assets of 0.90%, compared to 0.69% and 0.60%, respectively, as of December 31, 2008. For the twelve months ended December 31, 2009, net charge offs totaled $153,000, or 0.04% of total average loans, net, compared to 0.01% for the twelve months ended December 31, 2008.

•

For the three months ended December 31, 2009, net interest margin increased 20 basis points to 3.28%, as compared to 3.08% in the fourth quarter of 2008. For the twelve months ended 2008 and 2009, net interest margin remain virtually unchanged at 3.17%. While the yield on total average earnings assets decreased 58 basis points from 5.61% to 5.03%, the Company was also able to reduce the cost of funds by 76 basis points. We will continue to monitor the cost of funds in an effort to protect the net interest margin during this unprecedented low interest rate environment.

•

Non-interest income increased $242,000, or 47.6%, to $750,000 for the three months ended December 31, 2009 compared to $508,000 for the same period in 2008. The increase was due to an increase on the gain on sale of securities available-for-sale of $163,000 and an increase of $86,000 in loan sales and servicing. For the twelve months ended December 31, 2009, non-interest income increased by $714,000, or 35.7%, and totaled to $2.7 million compared to $2.0 million for the same period in 2008. The increase was primarily due to a $642,000 increase in loan sales and servicing and a $198,000 gain on sale of securities available for sale. In addition, income from customer service charges and fees, excluding income from investment services, increased by $159,000, or 13.2%, to $1.4 million. The increase in service charges was offset by the decrease in income from investment services.

•

For the three months ended December 31, 2009, non-interest expense increased by $254,000, or 5.9%, to $4.6 million. For the twelve months ended December 31, 2009, non-interest expense increased by $3.5 million, or 22.3%, from the previous year-to-date. The increase was directly related to a charge of $1.4 million for OTTI securities recognized in the third quarter. In addition, FDIC insurance premium expense increased by $492,000 from $47,000 for the twelve months ended December 31, 2008 to $539,000, including the additional FDIC special assessment of $229,000. Also contributing to the increase, was an increase in expenses directly related to the establishment of two new branches in 2009.

•

Total stockholders’ equity totaled $94.2 million at December 31, 2009 and represented 17.3% of total assets compared to 17.8% of total assets at December 31, 2008. The change was mainly due to the decrease in unearned compensation and additional paid-in-capital of $1.7 million, and decrease in unrealized losses associated with equities of $1.4 million offset by the purchase of 1.1 million shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $1.5 million, and a net loss of $1.6 million for the period. The Company’s book value per share increased 2.0% to $14.76 at December 31, 2009 compared to $14.47 at December 31, 2008.

William J. Wagner, President and CEO, stated: “the last twelve months have been marked by significant economic challenges on both the local and national levels which have directly impacted the Bank’s net income. Due to the state of the economy, we faced several significant increases in expenses which placed pressure on earnings this past year, including: increased expenses related to FDIC premiums, increases to loan loss provision along with OTTI charges for impaired securities. We were challenged with “exceptionally” low near-zero short-term interest rates which decreased the asset yield. The federal funds overnight rate decreased by 309 basis points in 2008 and remained “exceptionally” low through 2009 and averaged below 20 basis points for the year. Although the position of the balance sheet in the short-term will continue to impact asset yield, management will continue to sacrifice the current yield to protect earnings when interest rates increase in the future. Over the last twelve months, management has successfully decreased the cost of funds by 76 basis points to offset the decrease on the asset yield. The impact of the recession and high unemployment rates are a continuing concern and burden on our customers. Management continues to proactively manage the loan portfolio in order to reduce its exposure and potential losses. We continue to maintain strong asset quality but have increased the loan loss provision in order to offset any unforeseen potential losses. Due to the high unemployment rate, customer delinquency continues to be closely monitored. Delinquency rates and non-performing assets to total assets continue to be below the national averages and stand at 2.07% and .90%, respectively, indicating that management is effectively managing asset quality. Despite these unprecedented obstacles, the current economic conditions have also presented many opportunities for well-capitalized banks. We were able to grow assets by $16.5 million and our loan portfolio by almost $9 million during the last year. Loan volume for the year ended December 31, 2009, totaled $147 million compared to $139 million in 2008 and includes the $37 million and $2.2 million in loans sold to the secondary market in 2009 and 2008, respectively. The Company’s balance sheet continues to be strong with significant liquidity and substantial capital and is considered to be “well-capitalized” for regulatory purposes. Our capital management strategies have allowed us to increase our book value per share by $0.29, or 2.0%, over the last twelve months, to $14.76.”

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund of Massachusetts (DIF). For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

(Unaudited)

	December 31, 2009	December 31, 2008
Assets
Cash and due from banks	$9,757	$21,758
Short-term investments	16	342
Federal funds sold	10,302	1,000

Total cash and cash equivalents	20,075	23,100

Securities available-for-sale, at fair value	503	5,268
Securities held-to-maturity, at cost (fair value $63,130 and $49,673 at December 31, 2009 and December 31, 2008, respectively)	62,983	49,662
Federal Home Loan Bank stock, at cost	4,306	4,306
Loans, net of allowance for loan losses ($4,077 at December 31, 2009 and $3,333 at December 31, 2008)	424,655	416,076
Loans held for sale	534	185
Other real estate owned	80	269
Mortgage servicing rights	297	75
Cash surrender value of life insurance	12,610	12,144
Premises and equipment, net	10,652	10,677
Accrued interest and dividend receivable	1,629	1,577
Deferred income tax asset	2,112	2,434
Other assets	3,714	1,926

Total assets	$544,150	$527,699

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$43,398	$30,811
Interest-bearing	322,100	303,956

Total deposits	365,498	334,767

Securities sold under agreements to repurchase	20,422	21,956
Advances from Federal Home Loan Bank	63,675	76,567
Accrued expenses and other liabilities	383	392

Total liabilities	449,978	433,682

Commitments and contingencies

Stockholders’ Equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at December 31, 2009 and December 31, 2008)	72,479	72,479
Treasury stock, at cost (1,060,338 shares at December 31, 2009 and 942,615 at December 31, 2008)	(13,951)	(12,483)
Additional paid-in-capital	1,765	1,168
Unearned compensation (Management Reward Program)	(2,269)	(3,107)
Unearned compensation (Employee Stock Ownership Plan)	(4,761)	(5,059)
Retained earnings	40,843	42,439
Accumulated other comprehensive income (loss)	66	(1,420)

Total stockholders’ equity	94,172	94,017

Total liabilities and stockholders' equity	$544,150	$527,699

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest and dividend income:
Loans, including fees	$5,958	$6,096	$23,676	$24,125
Interest and dividends on securities	230	307	783	1,359
Other interest-earning assets	8	32	29	299

Total interest and dividend income	6,196	6,435	24,488	25,783

Interest expense:
Deposits	1,629	2,209	7,205	9,391
Securities sold under agreements to repurchase	49	82	210	348
Other borrowed funds	472	439	1,692	1,450

Total interest expense	2,150	2,730	9,107	11,189

Net interest income	4,046	3,705	15,381	14,594
Provision for loan losses	347	9	897	315

Net interest income, after provision for loan losses	3,699	3,696	14,484	14,279

Non-interest income:
Service charges, fees and commissions	433	415	1,507	1,602
Loan sales and servicing, net	85	(1)	629	(13)
Net gain (loss) on sales of securities available-for-sale	201	(24)	382	(47)
Loss on sales of other than temporarily impaired securities	(62)	—	(241)	(10)
Gain (loss) on sale of OREO	(22)	—	(28)	—
Income from bank owned life insurance	115	118	466	469

Total non-interest income	750	508	2,715	2,001

Non-interest expenses:
Salaries and employee benefits	2,671	2,564	10,258	9,496
Occupancy expenses	379	324	1,607	1,152
Furniture and equipment	280	268	1,139	974
FDIC insurance assessment	109	14	539	47
Data processing	279	245	1,089	907
Professional fees	149	227	578	753
Advertising	143	122	514	488
Other than temporary impairment charge	—	—	1,403	—
Stationery, supplies and postage	89	101	383	351
Other non-interest expense	472	452	1,912	1,714

Total non-interest expenses	4,571	4,317	19,422	15,882

Income (loss) before income taxes	(122)	(113)	(2,223)	398
Income tax expense	14	26	(627)	376

Net income (loss)	($136)	($139)	($1,596)	$22

Earnings (loss) per share: (1)
Basic	($0.02)	($0.02)	($0.28)	$0.00
Diluted	($0.02)	($0.02)	($0.28)	$0.00
Weighted average shares outstanding:
Basic	5,703,190	5,726,841	5,715,618	5,986,141
Diluted	5,703,190	5,726,841	5,715,618	5,986,427

(1)	The basic and diluted net loss per share for the quarter ended December 31, 2009 and 2008 and year ended December 31, 2009 are equal. Common stock equivalents are excluded from the computation of diluted net loss per share for this period since the inclusion of such equivalents would be anti-dilutive.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Performance Ratios:
Return on Average Assets	-0.10%	-0.11%	-0.30%	0.00%
Return on Average Equity	-0.57%	-0.58%	-1.69%	0.02%
Interest Rate Spread	2.89%	2.57%	2.77%	2.59%
Net Interest Margin	3.28%	3.08%	3.17%	3.19%
Non-Interest Expense to Average Assets	3.37%	3.30%	3.65%	3.19%
Efficiency Ratio	97.92%	114.57%	110.74%	94.42%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	123.06%	122.92%	121.58%	124.97%
Average Equity to Average Assets	17.59%	18.22%	17.76%	19.85%

		At December 31,	At December 31,
		2009	2008
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans		0.95%	0.79%
Allowance for loan losses as a percent of total nonperforming loans		84.17%	114.30%
Net charge-offs to average outstanding loans during the period		0.04%	0.01%
Nonperforming loans as a percent of total loans		1.13%	0.69%

Other Data:

Number of Offices		9	8

(1)	Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.